Exhibit 99.1

FOR IMMEDIATE RELEASE

For additional information contact:

Joseph Cormier	Mark Root
Senior Vice President, Corporate Development	Executive Director, Corporate Communications
703-218-8258	703-218-8397; cell: 571-259-1169
joe.cormier@mantech.com	mark.root@mantech.com

ManTech International Corporation announces new President & Chief Operating Officer, Lawrence B. Prior III

Most recently Chief Operating Officer of Science Applications International Corporation (SAIC)

FAIRFAX, Virginia, June 8, 2009 — ManTech International Corporation (Nasdaq:MANT) announced today that Lawrence B. Prior III has been selected as the Company’s President and Chief Operating Officer and will begin his new role in early July 2009. Mr. Prior will also become a member of ManTech’s Board of Directors. Mr. Prior is joining ManTech from SAIC where he had been the Chief Operating Officer since October 2007.

“I am very pleased to welcome Larry to the ManTech team as his extensive experience will be critical in helping us achieve our next stage growth goals over the next several years,” said George J. Pedersen, Chief Executive Officer and Chairman of the Board, ManTech International Corporation. “Larry brings exceptional attributes to the position and will be a key partner with me and our Board of Directors in making ManTech the premier mid-tier national security firm in the marketplace.”

Mr. Barry Campbell, ManTech’s Presiding Independent Director, also expressed his pleasure with Mr. Prior’s decision to join the ManTech management team and become a member of the Board of Directors, stating “the Board considers Larry to be uniquely qualified for this position at this critical time in ManTech’s history.”

“I am honored to accept the position and excited to continue ManTech’s exceptional track record over its 40-year history,” said Lawrence B. Prior III, President and Chief Operating Officer, ManTech International Corporation. “I was drawn to the Company’s mission critical support of US national security: ManTech’s Cyber capability leads the market and George’s leadership coupled with the Board’s commitment to our deployed customers from State, Defense and Intelligence is extraordinary and positions the Company well to support the growing US strategy of Smart Power and Threat Reduction. ManTech is a unique company that is exceptionally well-positioned to deliver advanced technology solutions to a wide variety of important customers in the Defense, Intelligence, Homeland Security & Law Enforcement, State Department, Space Community and other key government markets. I look forward to working with this very talented technical team.”

Before his selection as Chief Operating Officer of SAIC in 2007, Mr. Prior was the President of SAIC’s Intelligence, Security & Technology Group from 2004 until 2007. Before joining SAIC, Mr. Prior was the CEO and CFO of LightPointe Communications. He was also previously the Chief Administrative Officer for the County of San Diego and an executive at TRW. Mr. Prior also served as a professional staff member on the House Permanent Select Committee on Intelligence and was an intelligence officer in the Marine Corps for over a decade.

About ManTech International Corporation:

Headquartered in Fairfax, Virginia with approximately 8,000 professionals, ManTech International Corporation is a leading provider of innovative technologies and solutions for mission-critical national security programs for the Intelligence Community; the departments of Defense, State, Homeland Security and Justice; the Space Community and other U.S. federal government customers. ManTech’s expertise includes systems engineering, systems integration, software development services, enterprise architecture, cyber security, information assurance, intelligence operations and analysis support, network and critical infrastructure protection, information operations and information warfare support, information technology, communications integration, global logistics and supply chain management, and service oriented architectures. The company supports the advanced telecommunications systems that are used in Operation Iraqi Freedom and in other parts of the world; has developed a secure, collaborative communications system for the U.S. Department of Homeland Security; and builds and maintains secure databases that track terrorists. The company operates in the United States and approximately 40 countries. In 2008, BusinessWeek magazine chose ManTech for its ‘InfoTech 100’ listing representing the best performing tech companies in the world; Forbes.com named ManTech as one of the 400 Best Big Companies in the nation; and A-Space, a Web 2.0 enhanced collaboration tool that ManTech developed for the Intelligence Community was named one of the Top 50 Inventions of the Year by Time magazine. Also in 2008, GI Jobs magazine named ManTech a Top Ten Military Friendly Employer for the third year in a row. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information:

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: adverse changes in U.S. government spending priorities; failure to retain existing U.S. government contracts, win new contracts, or win recompetes; adverse results of U.S. government audits of our government contracts; risks associated with complex U.S. government procurement laws and regulations; adverse effect of contract consolidation; risk of contract performance or termination; failure to obtain option awards, task orders or funding under contracts; adverse changes in our mix of contract types; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to identify, execute or effectively integrate future acquisitions; and competition. These and other risk factors are more fully discussed in the section entitled “Risks Factors” in ManTech’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission, including among others, its reports on Form 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.